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                 STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-14

                                 TERMS AGREEMENT

                                                       Dated: September 26, 2004

To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of September 1, 2004 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2004-14.

Terms of the Series 2004-14 Certificates: Structured Adjustable Rate Mortgage Loan, Series 2004-14 Mortgage Pass-Through Certificates, Class 1-A, Class 2-A, Class 3-A1, Class 3-A2, Class 3-AX, Class 3-AX, Class 3-PAX, Class 4-A, Class 5-A1, Class 5-A2, Class 5-AX, Class 5-PAX, Class 6-A, Class 7-A, Class M, Class MX, Class B1, Class B1X, Class B2, Class B2X, Class B3, Class B3X, Class B4, Class B5, Class B6, Class B7, Class B8, Class B9, Class P-I, Class P-II, Class P-III, Class CX and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of seven pools of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Class 1-A, Class 2-A, Class 3-A1, Class 3-A2, Class 3-AX, Class 3-AX, Class 3-PAX, Class 4-A, Class 5-A1, Class 5-A2, Class 5-AX, Class 5-PAX, Class 6-A, Class 7-A, Class M, Class MX, Class B1, Class B1X, Class B2, Class B2X, Class B3, Class B3X, Class B4, Class B5, Class B6 and Class R (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-115858.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A, Class 2-A, Class 3-A1, Class 3-AX, Class 3-AX, Class 3-PAX, Class 4-A, Class 5-A1, Class 5-AX, Class 5-PAX, Class 6-A, Class 7-A and Class R Certificates be rated "AAA" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"); the Class 3-A2, Class 5-A2, Class M and Class MX Certificates be rated "AAA" by S&P; the Class B1 and Class B1X Certificates be rated "AA+" by S&P and "Aa2" by Moody's; the Class B2 and Class B2X Certificates be rated "AA" by S&P; the Class B3 and B3X Certificates be rated "AA-" by S&P and "A2" by Moody's; the Class B4 Certificates be rated "A" by S&P; the Class B5 Certificates be rated "A-" by S&P and "Baa2" by Moody's; and the Class B6 Certificates be rated "BBB" by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

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Cut-off Date: September 1, 2004.

Closing Date: 10:00 A.M., New York time, on or about September 30, 2004. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefore for the account of the Underwriter.

                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]



                                       2
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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                             LEHMAN BROTHERS INC.


                                             By:  ____________________________
                                                  Name:  Stanley P. Labanowski
                                                  Title: Senior Vice President
Accepted:

STRUCTURED ASSET SECURITIES
CORPORATION


By: _____________________________
    Name:  Michael C. Hitzmann
    Title: Vice President



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                                   Schedule 1

                   Initial
                 Certificate
                  Principal           Certificate Interest       Purchase Price
    Class         Amount(1)                   Rate                 Percentage
--------------------------------------------------------------------------------
1-A             $570,690,000              Adjustable(2)                100%
2-A             $215,719,000              Adjustable (2)               100%
3-A1            $402,122,000                 4.67%(3)                  100%
3-A2             $11,372,000                 4.67%(3)                  100%
3-AX                     (4)                 4.67%(4)                  100%
3-PAX                    (4)                 4.67%(4)                  100%
4-A             $254,625,000              Adjustable(2)                100%
5-A1             $82,175,000                 4.90%(5)                  100%
5-A2              $2,324,000                 4.90%(5)                  100%
5-AX                     (4)                 4.90%(4)                  100%
5-PAX                    (4)                 4.90%(4)                  100%
6-A             $107,729,000              Adjustable(2)                100%
7-A              $65,424,000              Adjustable(2)                100%
M                $18,261,000             Adjustable(6)(7)              100%
MX                       (4)             Adjustable(2)(4)              100%
B1               $18,261,000             Adjustable(6)(7)              100%
B1X                      (4)             Adjustable(2)(4)              100%
B2               $25,565,000             Adjustable(6)(7)              100%
B2X                      (4)             Adjustable(2)(4)              100%
B3                $2,737,000             Adjustable(6)(7)              100%
B3X                      (4)             Adjustable(2)(4)              100%
B4               $16,434,000             Adjustable(6)(7)              100%
B5                $3,650,000              Adjustable(2)                100%
B6                $6,389,000              Adjustable(2)                100%
R                       $100              Adjustable(2)                100%

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(1) These balances are approximate, as described in the prospectus supplement.

(2) These certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(3) The Class 3-A1 and Class 3-A2 Certificates will bear interest based on the interest rate specified above through the distribution date in July 2009, subject to adjustment as described in the prospectus supplement. Beginning with the distribution date in August 2009 and for each distribution date thereafter, the Class 3-A1 and Class 3-A2 Certificates will bear interest at the Net WAC for pool 3 as described in the prospectus supplement.

(4) The Class 3-AX, Class 3-PAX, Class 5-AX, Class 5-PAX, Class MX, Class B1X, Class B2X and Class B3X Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their respective notional amounts, as described in the prospectus supplement (the initial notional amounts of these bonds will be $59,998,164, $30,395,773, $7,063,023, $5,205,752, $18,261,000, $18,261,000, $25,565,000
    and $2,737,000, respectively). After the distribution date in July 2009, the Class 3-AX and Class 3-PAX Certificates will no longer be entitled to receive distributions of any kind. After the distribution date in August 2011, the Class 5-AX and Class 5-PAX Certificates will no longer be entitled to receive distributions of any kind.

(5) The Class 5-A1 and Class 5-A2 Certificates will bear interest based on the interest rate specified above through the distribution date in August 2011, subject to adjustment as described in the prospectus supplement. Beginning with the distribution date in September 2011 and for each distribution date thereafter, the Class 5-A1 and Class 5-A2 Certificates will bear interest at the Net WAC for pool 5 as described in the prospectus supplement.

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(6) The Class M, Class B1, Class B2 and Class B3 Certificates will accrue interest with respect to each distribution date at a per annum rate equal to LIBOR plus 0.50%, LIBOR plus 0.60%, LIBOR plus 0.65% and LIBOR plus 1.10%, respectively, subject to the LIBOR available funds cap as described in the prospectus supplement. The Class M, Class B1, Class B2 and Class B3 Certificates will each have the benefit of an interest rate cap agreement beginning with the distribution date in November 2004 through the distribution date in August 2009 that is intended to partially mitigate the interest rate risk that could result from the difference between the interest rates on such certificates and the LIBOR available funds cap, as described in the prospectus supplement.

(7) The trustee, on behalf of the trust fund, will enter into four interest rate cap agreements for the benefit of the Class M, Class B1, Class B2, Class B3 and Class CX Certificates